Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of May 5, 2014 (this “Amendment”), to the Rights Agreement, dated as of October 4, 2013, as amended (the “Rights Agreement”), by and between Sotheby’s, a Delaware corporation (the “Company”) and Computershare Inc., as rights agent (the “Rights Agent”).

WITNESSETH

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Early Expiration Date of the Rights to the date of the completion of the Company’s 2014 Annual Meeting of Stockholders;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of “Early Expiration Date” set forth in Section 7(a)(iv) of the Rights Agreement is hereby amended and restated in its entirety as follows: “the Close of Business on the date the Company’s 2014 Annual Meeting of Stockholders is completed (the “Early Expiration Date”)”

2. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6. This Amendment shall be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7. This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the

Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

SOTHEBY’S

By:	/s/ Gilbert L. Klemann, II
Name:	Gilbert L. Klemann, II
Title:	Executive Vice President Worldwide General Counsel and Secretary

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

Signature Page to Amendment No.1 to Rights Agreement